EXHIBIT 99.1

Bone Care International, Inc. Reports Second Quarter
FY 2005 Financial Results

     — Quarterly Hectorol® Sales of $19.6 Million, 115% Increase —

     — Quarterly Profitability of $1.8 Million —

     — Sales Guidance Range Increased —

Middleton, WI, January 26, 2005 – Bone Care International, Inc. (Nasdaq: BCII) today announced financial results for its second fiscal quarter and for the six months ended December 31, 2004. The company reported record quarterly sales for Hectorol® (doxercalciferol) of $19.6 million, compared to $9.1 million for the second quarter of fiscal 2004, representing a 115 percent increase. The company achieved its fourth consecutive quarter of profitability with net income of $1.8 million, or $0.09 per diluted share, compared with a net loss of $478,000, or $0.03 per share, in the second quarter of fiscal 2004. For the six months ended December 31, 2004, Hectorol® sales were $37.0 million, an increase of $19.7 million, or 114 percent, from the same period in 2004. Net income was $3.0 million, or $0.15 per diluted share, for the first six months of fiscal 2005, compared with a net loss of $2.6 million, or $0.18 per share, for the same period in fiscal 2004. The company ended the quarter with $118 million in cash and investments.

“Bone Care’s performance was strong in the second quarter,” said Paul L. Berns, President and Chief Executive Officer of Bone Care International. “We continued to advance our Hectorol® brand as evidenced by the 115 percent and 114 percent revenue growth in the second quarter and for the first six months of fiscal 2005, respectively, compared to the same periods in fiscal 2004. Additionally, we achieved our seventh consecutive quarter of revenue growth as evidenced by a 13 percent increase in the second quarter of 2005 from the first quarter of 2005 and our fourth consecutive quarter of increasing profitability. These results have been achieved as we continued to invest in our research and development pipeline and planned expansion of our sales organization in the second fiscal quarter of 2005. This is a credit to sound fiscal management by our executive leadership team as well as the continued exceptional performance of our operating and sales teams.”

Gross margin on sales of Hectorol® was 77 percent for the second quarter of fiscal 2005, compared with 75 percent for the same period in fiscal 2004, and 76 percent for the six months ended December 31, 2004, compared with 74 percent for the same period in fiscal 2004. The improvement in margins in the fiscal 2005 periods was due primarily to economies realized on higher sales volumes of Hectorol®.

Research and development expense was $3.2 million in the second quarter, an increase of $1.4 million, or 78 percent, from the second quarter of fiscal 2004. For the six months ended December 31, 2004, research and development expense was $5.8 million, an increase of $2.0 million, or 51 percent, from the first six months of fiscal 2004. The majority of the increases in both the second quarter and first six months of fiscal 2005 were attributed to pre-clinical and clinical study activities.

Selling, general and administrative expense was $10.6 million in the second quarter, an increase of $5.1 million, or 91 percent, from the second quarter of fiscal 2004. For the six months ended December 31, 2004, selling, general and administrative expense was $20.5 million, an increase of $8.9 million, or 76 percent, from the first six months of fiscal 2004. The majority of the increases were attributed to a planned expansion in the sales organization in the second quarter of fiscal 2005, and marketing and co-promotion expenses related to sales of Hectorol® 0.5 mcg Capsules for both the second quarter and first six months of fiscal 2005. Additionally, legal expense increased in the second quarter and in the first six months of fiscal 2005 due primarily to intellectual property and general legal activities.

“The excellent results achieved by our organization have allowed us to again increase our sales guidance for fiscal 2005,” said Mr. Berns. “The current sales guidance range is $75 million to $79 million which we are now revising to $77 million to $80 million for fiscal 2005.”

Additional highlights during the second quarter of fiscal 2005 included:

•	Receipt of a notice of allowance from the U.S. Patent and Trademark Office for claims relating to stabilized Hydroxyvitamin D2 products and pharmaceutical compositions and medicaments including stabilized Hydroxyvitamin D2, strengthening the depth of the company’s intellectual property portfolio and extending the protected time horizon;

•	Inclusion in the NASDAQ biotechnology index;

•	Continued progress of the commercialization of Hectorol® 0.5 mcg Capsules for the treatment of secondary hyperparathyroidism in pre-dialysis chronic kidney disease patients.

Management will host a conference call on Thursday, January 27, 2005, at 9:00 a.m. CST. The toll-free number within North America is (800) 938-0653; the dial-in number for international participants is (973) 321-1100. The call is available for playback until midnight on January 30, 2005 at (877) 519-4471 within North America and at (973) 341-3080 for international callers. The playback pass code is 5599858. The call can also be accessed via webcast and will be archived for playback at www.bonecare.com/conferencecall.

About Bone Care International

Bone Care International (www.bonecare.com) is a specialty pharmaceutical company engaged in the discovery, development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Our current commercial and therapeutic focus is in nephrology, utilizing Hectorol®, a novel vitamin D hormone therapy, to treat secondary hyperparathyroidism in patients with moderate to severe chronic kidney disease and end-stage renal disease. In addition to chronic kidney disease, the company is developing vitamin D hormone therapies to treat hyperproliferative disorders such as cancer and psoriasis.

Contact:

Bone Care International, Inc.
Brian J. Hayden
Chief Financial Officer
(608) 662-7800

This press release contains forward-looking statements. Statements relating to future sales, costs of sales, other expenses, profitability, financial resources, or products and production schedules, or statements that predict or indicate future events and trends and which do not relate solely to historical matters identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, the Company’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known and unknown risks and uncertainties that exist in the Company’s operations and business environment, including, among other factors, the ability of the Company and each of its suppliers of doxercalciferol, Hectorol® Injection and Hectorol® Capsules to meet the Company’s anticipated production schedules, technical risks associated with the development of new products, regulatory policies in the United States and other countries, risks associated with our ability to avoid or minimize delays in/or interruption of the manufacture and supply of our products, including the approvals of regulatory authorities in connection therewith, reimbursement policies of public and private health care payors, introduction and acceptance of new drug therapies, competition from existing products and from new products or technologies, the failure by the Company to produce anticipated cost savings or improve productivity, the timing and magnitude of capital expenditures and acquisitions, currency exchange risks, economic and market conditions in the United States, Europe and the rest of the world, and other risks associated with the Company’s operations. The Company disclaims any obligation to update any such factors or to publicly announce any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

BONE CARE INTERNATIONAL, INC.
CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
PRODUCT SALES	$19,593,812	$9,115,485	$36,966,856	$17,240,527

COST AND OPERATING EXPENSES:
Cost of product sales	4,531,669	2,267,957	8,705,138	4,482,922
Research and development	3,229,259	1,816,379	5,768,660	3,812,218
Selling, general and administrative	10,599,901	5,546,350	20,500,151	11,627,549

	18,360,829	9,630,686	34,973,949	19,922,689

Income (loss) from operations	1,232,983	(515,201)	1,992,907	(2,682,162)
INTEREST INCOME, net	571,432	37,176	1,053,577	102,085

NET INCOME (LOSS)	$1,804,415	$(478,025)	$3,046,484	$(2,580,077)

Net income / (loss) per common share – basic	$0.09	$(0.03)	$0.16	$(0.18)

Net income / (loss) per common share – diluted	$0.09	$(0.03)	$0.15	$(0.18)

Shares used in computing basic net income / (loss) per common share	19,456,149	14,300,232	19,433,284	14,270,479

Shares used in computing diluted net income / (loss) per share	20,852,072	14,300,232	20,844,719	14,270,479

Certain prior period amounts in the financial statements have been reclassified to conform to the fiscal 2005 presentation.

BONE CARE INTERNATIONAL, INC.
CONDENSED BALANCE SHEETS

(Unaudited)

	December 31, 2004	June 30, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$61,383,268	$45,325,671
Marketable securities	55,512,823	68,776,698
Accounts receivable, net	6,153,100	4,732,698
Inventory	6,255,493	6,785,288
Other current assets	4,174,736	2,336,362

Total current assets	133,479,420	127,956,717
Marketable securities – non current	905,863	908,376
Property, plant and equipment, net	1,799,115	1,526,638
Patent fees, net	1,898,704	1,785,045
Goodwill	359,165	359,165

	$138,442,267	$132,535,941

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	8,092,375	6,490,488
Accrued compensation payable	1,224,101	2,890,728
Accrued clinical study and research costs	525,799	1,001,818
Deferred revenues	696,024	—
Allowance for sales returns	45,794	100,000
Other accrued liabilities	188,171	214,010

Total current liabilities	10,772,264	10,697,044
LONG-TERM LIABILITIES	74,241	100,388
SHAREHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	181,285,270	178,868,933
Unearned compensation	(2,006,254)	(2,411,054)
Accumulated other comprehensive loss	(10,368)	—
Accumulated deficit	(51,672,886)	(54,719,370)

Total shareholders’ equity	127,595,762	121,738,509

	$138,442,267	$132,535,941

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